Exhibit 99.1

Report of Independent Registered Public Accounting Firm on Supplemental Information
To the Stockholders and Board of Directors
Ares Capital Corporation:
We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), the consolidated financial statements of Ares Capital Corporation and subsidiaries (the Company) as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and our report dated February 9, 2022 expressed an unqualified opinion on those consolidated financial statements.

We have also previously audited, in accordance with the standards of the PCAOB, the consolidated balance sheets of the Company, including the consolidated schedules of investments, as of December 31, 2019, 2018, and 2017, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2018 and 2017 (none of which is presented herein), and we expressed unqualified opinions on those consolidated financial statements.

The senior securities information included in Part II, Item 5 of the Annual Report on Form 10-K of the Company for the year ended December 31, 2021, under the caption “Senior Securities” (the Senior Securities Table), has been subjected to audit procedures performed in conjunction with the audit of the Company’s respective consolidated financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the Company’s respective consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with the instructions to Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the Company’s respective consolidated financial statements as a whole.

/s/ KPMG LLP

Los Angeles, California
February 9, 2022